Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cass Information Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-44499, 033-91456, 033-91568, 333-44497 and 333-143411) on Form S-8 of Cass Information Systems, Inc. of our reports dated March 9, 2012, with respect to the consolidated balance sheets of Cass Information Systems, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Cass Information Systems, Inc.

/s/ KPMG LLP

St. Louis, Missouri
March 9, 2012

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